Insure.com News Flash!
8205 South Cass Avenue, Darien, Illinois 60561 Telephone (630) 515-0170
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FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc. Robert Bland CEO (630) 515-0170, ext. 101 bob@insure.com

Insure.com Announces Key IT
and Editorial Management Changes

DARIEN, Illinois (July 15, 2008) -- Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can obtain instant insurance quotes from over 200 insurance companies and have the freedom to buy from the company of your choice, today announced several key management changes.

Michael Zuccato, 34, has been promoted to IT Director, replacing Daniel Romito, who has resigned to pursue other interests. Andrew Gregory, 30, has been promoted to the newly created post of Assistant IT Director. Amy Danise, 39, has rejoined Insure.com and has been appointed Editor of Insure.com, replacing Katherine Mazeika who has resigned to pursue other interests.

“Information technology and editorial excellence are two key areas for us, which is why we are very excited to make these announcements today,” remarked Robert Bland, chairman and CEO. “The addition of these seasoned professionals, each an expert in their own field, will strengthen our management team. Dan and Katie are friends of the Company and we wish both of them well in their new pursuits.”

“Mike Zuccato understands the drivers of our business,” said Bland. “His unique and successful background in technology, e-commerce and direct response marketing will help us to accelerate our plans to become more aggressive in pursuing an improved online experience for our customers and online affiliate deals that are compatible with our business plan,” said Bland. “We are also excited to welcome Drew Gregory as our new Assistant IT Director. Drew is a true IT professional and we welcome his promotion to our management team.

“Additionally, we are very excited to welcome Amy Danise back to Insure.com as our Editor. Amy served as Editor of Insure.com from 1998 to 2002 at a time when Insure.com was among the most-visited insurance Web sites in America,” said Bland. “Amy is a well-regarded pro at online publishing and editing and at creating online content deals, all of which we expect to enhance our consumer traffic volume and to take our expansive library of 2,000 insurance articles to the next level.”

Mike Zuccato has served as online marketing director at Insure.com since February 2007. Before that, he was director of consumer marketing at MPI Media Group. Mike holds a B.S. degree in Business Administration from the University of Illinois.

Andrew Gregory has served Insure.com as our Oracle DBA since August 2007. Prior to that, he was database administrator at Kishwaukee College. Drew is a U.S. Air Force veteran and an Eagle Scout. Drew graduated from Northern Illinois University with a B.S. degree in Computer Science.

Amy Danise has been self-employed as an Editor and Web Site Consultant since 2002. From 1998 to 2002 Amy was Editor and Vice President of Content Development at Insure.com, then located in West Hartford, CT. Amy holds a B.A. in American Studies from Wesleyan University.

About Insure.com

Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.